UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2003

Viragen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15823	59-2101668

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida	33324

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 233-8746

Not applicable

(Former name or former address, if changed since last report)

Items 1 — 4. Not Applicable

Item 5. Other Events

     On September 29, 2003, Viragen, Inc. entered into a Securities Purchase Agreement for the purchase of an aggregate of $4,775,000 of its common stock with several institutional investors. The shares of common stock were purchased at a price of $0.224 per share, which was 80% of the closing bid price for the common stock on the trading day preceding the closing date of the transaction. In addition, Viragen issued three-year warrants to purchase a total of 4.26 million shares of its common stock at a price of $0.28 per share.

     Viragen issued 1.4 million shares of common stock and a warrant to purchase 191,000 shares of its common stock at $0.224 per share as a fee to the finder for this transaction. In addition, Viragen agreed to file a registration statement covering the shares issued and issuable under the Securities Purchase Agreement within 30 days following the closing.

     Viragen also executed a termination agreement with Talisman Management Limited terminating an equity line agreement entered into on March 31, 2003, and, as a result, intends to withdraw its pending registration statement covering the shares of common stock issuable in connection with the equity line agreement. Talisman has agreed to surrender 3 million of the 12 million common stock purchase warrants previously issued to it as a commitment fee under the equity line agreement. The shares issuable upon exercise of the warrants will be included in the registration statement to be filed in connection with the September 29, 2003 Securities Purchase Agreement.

Item 6. Not Applicable

Item 7. Exhibits

99.1	Securities Purchase Agreement dated as of September 29, 2003 between Viragen, Inc. and the purchasers listed in the agreement

99.2	Registration Rights Agreement entered into as of September 29, 2003, between Viragen, Inc. and the purchasers listed in the agreement

99.3	Form of common stock purchase warrant entered into as of September 29, 2003

Item 8 — 9. Not Applicable

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC

Date: October 1, 2003	By: /s/ Dennis W. Healey

Dennis W. Healey Executive Vice President and Principal Financial Officer

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